UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2016

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2016, the Compensation Committee of the Board of Directors of Silicon Laboratories Inc. (the “Company”) approved the form of Change in Control Agreement (the “Agreement”) and the Company entered into such Agreements with its executive officers (G. Tyson Tuttle, John C. Hollister, Sandeep Kumar and Brandon Tolany).

The intent of the Agreements is to reduce (a) the potential distraction of employees occasioned by the possibility of any change in control of the Company and (b) the likelihood that employees would seek other employment following the announcement of a change in control of the Company and if such announced transaction were not consummated, the Company would be seriously harmed. Each of the Agreements is effective until October 31, 2019.

Each Agreement provides for the following potential payments and benefits upon a Change in Control Termination (as defined in the Agreement): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at 100% of the target value, and (e) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage.

The form of the Agreement is attached hereto as Exhibit 10.1, and the foregoing description of the Agreement is qualified in its entirety by the text of the Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Silicon Laboratories Inc. Form of Change in Control Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

October 25, 2016	/s/ John C. Hollister
Date	John C. Hollister
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Silicon Laboratories Inc. Form of Change in Control Agreement